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                                   EXHIBIT 11
                       COMPUTATIONS OF EARNINGS PER SHARE

                                  (in thousands
                           except earnings per share)
                                   (unaudited)
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

                                          For the three months               For the six months
                                             ended June 30,                    ended June 30,
                                          1996            1995               1996            1995

Shares used in the computation
of earnings per share:
Weighted daily average
  of shares outstanding                  4,463,891       4,414,639          4,464,909      4,405,528

  Shares used in the computation of
    primary earnings per shares          4,651,031       4,624,785          4,648,761      4,611,545
                                      =============    ============      =============    ===========
  Shares used in the computation of
   fully diluted earnings per share      4,660,819       4,627,564          4,664,660      4,619,674
                                      =============    ============      =============    ===========

Net income used in the computation
 of earnings per common share:

  Net income, as reported              $     1,704     $     1,764       $      3,448     $    3,394
  Adjustment for preferred
   stock dividend                                             (105)                             (210)
                                      -------------    ------------      -------------    -----------

  Net income, as adjusted              $      1,704    $      1,659      $      3,448     $    3,184
                                      =============    ============      =============    ===========

  Primary earnings per share           $       0.37    $       0.36      $       0.74     $     0.69
                                      =============    ============      =============    ===========

  Fully diluted earnings per share     $       0.37    $       0.36      $       0.74     $     0.69
                                      =============    ============      =============    ===========
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